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QT Imaging Holdings, Inc.

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QT Imaging Announces Continuous Strong Revenue Growth and Enhanced Balance Sheet in the Second Quarter 2025

Generated Revenue of $3.7 Million with 50% Gross Margin

The Company Pursuing Uplisting to Nasdaq

Addressed and Removed the Warrant Liability Through Amendments to the Lynrock Lake and Yorkville Warrant Agreements

Announces New 'QTI Cloud Platform' as it Accelerates Its Transformation into a Precision Imaging AI Company

NOVATO, CA – Aug 7, 2025 – QT Imaging Holdings, Inc. (OTCQB: QTIH) (“QT Imaging” or the “Company”), a medical device company engaged in research, development, and commercialization of innovative body imaging systems, today announced financial results for the three and six months ended June 30, 2025, and provided a business update.
“We are pleased to report that the strong business momentum from the first quarter carried through Q2, and in many ways, we are even more energized by the significant opportunities ahead,” said Dr. Raluca Dinu, QT Imaging Chief Executive Officer. “QT Imaging is rapidly evolving from a scanner company into a scalable imaging platform—combining proprietary hardware, advanced image reconstruction software, and AI-powered clinical decision tools to address the growing need for precision in breast health. Our goal is not only to drive greater user adoption of our proprietary, state-of-the-art scanner technology, but also to advance and commercialize a new generation of AI-enhanced diagnostic tools that support earlier detection, enable better categorization and staging, improve outcomes, and broaden access. With eight scanners shipped in Q2 and two more in July under our USA distribution agreement with NXC Imaging, we are building the foundation for broader adoption.
Dr. Dinu continued, “Additionally, we would like to take this opportunity to thank those stockholders who have already voted ahead of our Annual Meeting of stockholders, taking place virtually on August 19. To those who have not yet voted, or abstained, we kindly request that you let your voice be heard by voting now. Increasing the price of our common shares via a reverse stock split is intended to comply with the minimum share price requirement for uplisting to Nasdaq. We hope to have the support of our stockholders as we take this next pivotal step in QT Imaging’s growth."

Second Quarter and Recent Business Developments
•Shipped eight QT Imaging Breast Acoustic CT™ scanners and generated record revenue of $3.7 million in the second quarter of 2025, up 31% and 113% from first quarter of 2025 and second quarter of 2024, respectively, and in line with the 2025 annual projections.
•Strengthened financial position via $700,000 in net proceeds from two Private Investment in Public Entity (PIPE) investments; $500,000 fully funded by QT Imaging Board members
*Refer to the “Non-GAAP Financial Measures” section in this press release.

and $200,000 funded by Mr. Leon Recanati, Vice Chairman of the Israel Cancer Association.
•Made the Company’s radiation-free, 3D breast imaging technology available to patients in Iowa for the first time via the delivery and installation of a QTI Breast Acoustic CT™ scanner at Innovative Radiology in West Des Moines.
•Announced QTI’s latest image reconstruction software update release, version 4.4.0, which delivers a substantial reduction in the QTscan™ image processing time, improving user throughput and overall efficiency. The software update was developed leveraging NVIDIA’s L40 GPU, powered by the Ada Lovelace architecture.
•Bolstered QTI’s medical and clinical leadership with the appointments of Elaine Iuanow, MD, as Chief Medical Officer and Kim Du as Senior Director of Clinical Operations.
•Launched the latest QTviewer™, version 2.8, which provides several new features designed to enhance clinical efficiency and diagnostic accuracy.
•Today, the Company is pleased to publicly unveil for the first time its ongoing strategic initiative to build the QTI Cloud Platform, designed to transform breast health through imaging intelligence. Utilizing a tiered Software as a Service (SaaS) delivery model, the QTI Cloud Platform will provide subscribers with access to a large and growing portfolio of AI-driven tools that automate findings classification and deliver consistent second-read decision support. Importantly, subscription fees generated by the QTI Cloud Platform are also expected to provide a meaningful new source of recurring revenues for the Company.

Summary of Second Quarter 2025 Financial Results
•Revenue was $3.7 million for the second quarter of 2025, representing 113% year-over-year growth and 31% sequential quarter-over-quarter growth. The year-over-year increase in revenue was primarily attributable to the shipment of eight QT Breast Acoustic CT™ scanners during the second quarter of 2025, as per minimum order quantities (“MOQs”) in the Company’s Distribution Agreement with NXC Imaging, as compared to four scanners sold in the second quarter of 2024. In addition, the Company has shipped two more scanners during the month of July 2025, in agreement with its distribution partner.
•Gross margin of 50% in the second quarter of 2025 compared to 51% in the second quarter of 2024. The slight decline in gross margin in the second quarter of 2025 was primarily attributable to variability in the weighted average cost related to the Company’s existing inventory during the quarter.
•Total operating expenses for the second quarter of 2025 were $2.9 million, a 7% improvement from $3.1 million in the same period of 2024.
•Net loss of $4.0 million for the second quarter of 2025, which includes a $2.8 million change in the fair value of warrant liability, $0.2 million change in the fair value of earnout liability, and interest expenses of $0.4 million, of which $1.0 million is not attributable to
*Refer to the “Non-GAAP Financial Measures” section in this press release.

these two noncash charges, compared to a net loss of $1.2 million for the second quarter of 2024.
•Non-GAAP Adjusted EBITDA* of $(0.8) million for the second quarter of 2025, compared to $(2.1) million for the second quarter of 2024.
•Net cash used in operating activities during the second quarter of 2025 was $1.5 million compared to $1.0 million in the second quarter of 2024.
•As of June 30, 2025, the Company had cash of $2.0 million. As of August 6, 2025, the Company had cash of $4.3 million after complete collections for shipments made for the scanners discussed above.
Amendments to the Lynrock Lake and Yorkville Warrant Agreements
•On June 11, 2025, the Company and Lynrock Lake amended and restated the Lynrock Lake Warrant (the “Amended Lynrock Lake Warrant”) in its entirety to revise the treatment of warrants upon an Acquisition. The Amended Lynrock Lake Warrant provides that in the event of a Cash/Public Acquisition where the Fair Market Value of one Share would be greater than the Warrant Price in effect immediately prior thereto, the Amended Lynrock Lake Warrant shall automatically be deemed to be Cashless Exercised as to all effective Shares, provided that to the extent such exercise would violate the limitations on exercise, the Company must arrange for any Excess Exercise Shares, rather than to be cancelled and treated as null and void ab initio, to instead receive the same amount and form of consideration (including, if the Acquisition is a purchase offer, tender offer or exchange offer, any shares of Common Stock that would have been received upon exercise and retained by Lynrock Lake in the event that not all Common Stock are accepted in such purchase offer, tender offer or exchange offer) to which Lynrock Lake would have been entitled to as a stockholder (assuming, if the Acquisition is a purchase offer, tender offer or exchange offer, Lynrock Lake made no election among different forms of consideration in the purchase offer, tender offer or exchange offer and thereby received the default consideration provided to non-electing stockholders) had Lynrock Lake exercised the Amended Lynrock Lake Warrant in full prior to the consummation of the Acquisition (including if the Acquisition is a purchase offer, tender offer or exchange offer, the expiration thereof), and if the Acquisition is a purchase offer, tender offer or exchange offer, had Lynrock Lake accepted such offer and the same percentage of the Common Stock held by Lynrock Lake as a result of such exercise had been purchased following such acceptance of the purchase offer, tender offer or exchange offer pursuant to such purchase offer, tender offer or exchange offer as the percentage of Common Stock actually purchased pursuant to such purchase offer, tender offer or exchange offer (relative to the number of shares actually tendered in such purchase offer, tender offer or exchange offer). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Amended Lynrock Lake Warrant. The Amended Lynrock Lake Warrant is exercisable until February 26, 2035 and resulted in equity-classified warrants for accounting purposes.
•Also on June 11, 2025, the Company and Yorkville amended and restated the Yorkville Warrant (the “Amended Yorkville Warrant”) in its entirety to (a) revise the treatment of warrants upon an Acquisition and (b) provide the holder with demand registration rights. Capitalized terms used below but not defined herein shall have the respective meanings
*Refer to the “Non-GAAP Financial Measures” section in this press release.

given to them in the Amended Yorkville Warrant. The Amended Yorkville Warrant provides that in the event of a Cash/Public Acquisition where the Fair Market Value of one Share would be greater than the Warrant Price in effect immediately prior thereto, the Amended Yorkville Warrant shall automatically be deemed to be Cashless Exercised as to all effective Shares, provided that to the extent such exercise would violate the limitations on exercise, the Company must arrange for any Excess Exercise Shares, rather than to be cancelled and treated as null and void ab initio, to instead receive the same amount and form of consideration (including, if the Acquisition is a purchase offer, tender offer or exchange offer, any shares of Common Stock that would have been received upon exercise and retained by Yorkville in the event that not all Common Stock are accepted in such purchase offer, tender offer or exchange offer) to which Yorkville would have been entitled to as a stockholder (assuming, if the Acquisition is a purchase offer, tender offer or exchange offer, Yorkville made no election among different forms of consideration in the purchase offer, tender offer or exchange offer and thereby received the default consideration provided to non-electing stockholders) had Yorkville exercised the Amended Yorkville Warrant in full prior to the consummation of the Acquisition (including if the Acquisition is a purchase offer, tender offer or exchange offer, the expiration thereof), and if the Acquisition is a purchase offer, tender offer or exchange offer, had Yorkville accepted such offer and the same percentage of the Common Stock held by Yorkville as a result of such exercise had been purchased following such acceptance of the purchase offer, tender offer or exchange offer pursuant to such purchase offer, tender offer or exchange offer as the percentage of Common Stock actually purchased pursuant to such purchase offer, tender offer or exchange offer (relative to the number of shares actually tendered in such purchase offer, tender offer or exchange offer). The Amended Yorkville Warrant is exercisable until February 26, 2030 and resulted in equity-classified warrants for accounting purposes.

Outlook for the Balance of 2025
The Company reiterates its plans to deliver $18 million in revenue in 2025 (shipment of 40 scanners) and $27 million in revenue in 2026 (shipment of 60 scanners). These targets are in accordance with the committed orders MOQs per its Amended Distribution Agreement with its strategic business and distribution partner, NXC Imaging, Inc., a wholly owned subsidiary of Canon Medical Systems USA.
*Refer to the “Non-GAAP Financial Measures” section in this press release.

Summary of Results for the Three and Six Months Ended
June 30, 2025 and 2024
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
$ thousands (except share and per share amounts)	2025	2024	2025	2024
Revenue	$3,659	$1,714	$6,458	$3,076
Cost of revenue	1,832	839	2,819	1,442
Gross profit	1,827	875	3,639	1,634
Operating expenses:
Research and development	901	925	1,753	1,567
Selling, general and administrative	1,969	2,170	3,971	7,866
Loss from operations	(1,043)	(2,220)	(2,085)	(7,799)
Interest expense, net	(379)	(1,095)	(1,070)	(1,694)
Other income (expense), net	9	(187)	(8,740)	(208)
Change in fair value of warrant liability	(2,796)	214	(3,501)	191
Change in fair value of derivative liability	—	1,729	101	4,713
Change in fair value of earnout liability	210	310	160	2,920
Loss before income tax expense	(3,999)	(1,249)	$(15,135)	$(1,877)
Income tax expense	3	—	3	—
Net loss	(4,002)	(1,249)	$(15,138)	$(1,877)
Less: deemed dividend related to the modification of equity classified warrants	—	(5,186)	—	(5,186)
Net loss attributable to common stockholders	$(4,002)	$(6,435)	$(15,138)	$(7,063)

Basic and diluted net loss per share	$(0.14)	$(0.30)	$(0.54)	$(0.41)

Weighted average shares outstanding	28,352,574	21,440,447	27,936,371	17,333,000

EBITDA* and Adjusted EBITDA* for the Three and Six Months Ended
June 30, 2025 and 2024
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
$ thousands	2025	2024	2025	2024
Net loss	$(4,002)	$(1,249)	$(15,138)	$(1,877)
Interest expense, net	379	1,095	1,070	1,694
Income tax expense	3	—	3	—
Depreciation and amortization	38	86	76	185
EBITDA	(3,582)	(68)	(13,989)	2
Adjustments:
Stock-based compensation	219	—	320	39
Warrant modification	—	201	—	201
Debt modification and extinguishment expenses(1)	—	—	2,124	—
Change in fair value of warrants(2)	2,796	(214)	3,501	(191)
Change in fair value of derivatives(3)	—	(1,729)	(101)	(4,713)
Change in fair value of earnout liability(4)	(210)	(310)	(160)	(2,920)
Transaction expenses (5)	—	—	—	4,301
Debt issuance expense (6)	—	—	6,640	—
Adjusted EBITDA	$(777)	$(2,120)	$(1,665)	$(3,281)
(1)The Company recorded debt modification expense of $0.1 million related to its modification of the Cable Car Note on January 9, 2025 and debt extinguishment expense of $2.0 million related to the extinguishment of the Yorkville Note and Cable Car Note on February 26, 2025 in other expense, net for the six months ended June 30, 2025.
(2)The increase in fair value of warrant liability during the three months ended June 30, 2025 relates to the liability classified private placement warrants, the Lynrock Lake Warrant and Yorkville Warrant, which is primarily driven by increase in the Company's stock price from beginning of period to June 11, 2025, which is the date the Lynrock Lake Warrant and Yorkville Warrant were modified and subsequently reclassified to equity.
(3)The decrease in fair value of derivative liability during the six months ended June 30, 2025 related to the Yorkville Pre-paid Advance, which contained features that were bifurcated as freestanding financial instruments and initially valued on March 4, 2024 upon consummation of the Merger. The derivative liability was subsequently revalued as of February 26, 2025, prior to the extinguishment of the Yorkville Note.
(4)The earnout liability relates to the contingent consideration for the Merger Earnout Consideration Shares pursuant to the Business Combination Agreement dated December 8, 2022, as amended in September 2023. The earnout liability was initially valued using the Monte Carlo Simulation method on March 4, 2024 and subsequently revalued using the same method.
(5)The Company incurred transaction expenses related to the Merger with GigCapital5, Inc,, which closed on March 4, 2024. These transaction expenses included a $3.7 million of transaction costs that were settled with issuance of common stock, $0.4 million of transaction costs settled or payable in cash and a $0.2 million loss on issuance of common stock in connection with a subscription agreement, which were recorded as selling, general and administrative expenses in the condensed consolidated statement of operations during the six months ended June 30, 2024. There were no transaction expenses incurred during the three months ended June 30, 2025.
(6)Upon the issuance of Lynrock Lake Term Loan closed on February 26, 2025, the Company recorded a loss of $6.6 million, including debt issuance costs of $0.2 million, in other expense, net for the six months ended June 30, 2025.

*Refer to the “Non-GAAP Financial Measures” section in this press release.

Condensed Consolidated Balance Sheets as of
June 30, 2025 and December 31, 2024
(Unaudited)

$ in thousands	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash	$2,022	$1,172
Restricted cash and cash equivalents	20	20
Accounts receivable, net	3,651	67
Inventory	3,231	3,141
Prepaid expenses and other current assets	1,744	517
Total current assets	10,668	4,917
Non-current assets:
Property and equipment, net	167	196
Operating lease right-of-use assets	758	935
Other assets	39	39
Total assets	$11,632	$6,087

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,596	$803
Accrued expenses and other current liabilities	4,211	3,550
Current maturities of long-term debt	37	4,986
Deferred revenue	34	49
Operating lease liabilities, current	429	406
Total current liabilities	6,307	9,794
Non-current liabilities:
Long-term debt	72	9
Related party notes payable	3,849	3,849
Operating lease liabilities	437	657
Warrant liability	26	22
Derivative liability	—	304
Earnout liability	280	440
Other liabilities	986	550
Total liabilities	11,957	15,625

Stockholders’ deficit:
Common stock	3	3
Additional paid-in capital	46,751	22,400
Accumulated deficit	(47,079)	(31,941)
Total stockholders’ deficit	(325)	(9,538)
Total liabilities and stockholders’ deficit	$11,632	$6,087

Condensed Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2025 and 2024
(Unaudited)

	Six Months Ended June 30,
$ in thousands	2025	2024
Cash flows from operating activities:
Net loss	$(15,138)	$(1,877)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	76	185
Stock-based compensation	320	39
Warrant modification expense	—	201
Loss on issuance of the Lynrock Lake Term Loan	6,640	—
Debt extinguishment loss	2,034	—
Debt modification expense	90	—
Provision for credit losses	—	1
Fair value of common stock issued in exchange for services and in connection with non-redemption agreements	—	3,718
Loss on issuance of common stock in connection with a subscription agreement	—	206
Non-cash interest	548	1,201
Non-cash operating lease income	(19)	(12)
Change in fair value of warrant liability	3,501	(191)
Change in fair value of derivative liability	(101)	(4,713)
Change in fair value of earnout liability	(160)	(2,920)
Changes in operating assets and liabilities:
Accounts receivable	(3,584)	(669)
Inventory	(90)	1,353
Prepaid expenses and other current assets	(1,227)	(554)
Accounts payable	772	(2,281)
Accrued expenses and other current liabilities	939	52
Deferred revenue	(15)	(316)
Other liabilities	435	(378)
Net cash used in operating activities	(4,979)	(6,955)

Cash flows from investing activities:
Purchases of property and equipment	(47)	(27)
Net cash used in investing activities	(47)	(27)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	700	—
Proceeds from issuance of common stock pursuant to subscription agreement, net of issuance costs	—	500
Proceeds from long-term debt, net of issuance costs	10,000	10,525
Repayment of long-term debt	(4,674)	(65)
Repayment of bridge loans	—	(800)
Payment of deferred issuance costs	(150)	—
Proceeds from the Merger, net of transaction costs	—	1,238
Net cash provided by financing activities	5,876	11,398
Net increase in cash and restricted cash and cash equivalents	850	4,416
Cash and restricted cash and cash equivalents at the beginning of period	1,192	185
Cash and restricted cash and cash equivalents at the end of the period	$2,042	$4,601

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the QT Imaging Breast Acoustic CT™ Scanner, including its commercialization, manufacturing (including large scale) and further development, the evolution of QT Imaging into a scalable imaging platform combining proprietary hardware, advanced image reconstruction software, and AI-powered clinical decision tools to address the growing need for precision in breast health, the QTI Cloud Platform and SaaS pricing model, performance of software enhancements, the future repayment of the Lynrock Lake Term Loan, plans for QT Imaging, new product development and introduction, product sales growth and projected revenues, QT Imaging’s industry, future events, and other statements that are not historical facts. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of QT Imaging's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by you or any other investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. These forward-looking statements are subject to a number of risks and uncertainties, including those relating to: the ability of the Company to sell and deploy the QT Imaging Breast Acoustic CT™ Scanner; the ability to extend product offerings into new areas or products; the ability to commercialize technology; unexpected occurrences that deter the full documentation and “bring to market” plan for products; trends and fluctuations in the industry; changes in demand and purchasing volume of customers; unpredictability of suppliers; the ability to attract and retain qualified personnel and the ability to move product sales to production levels; changes in domestic and foreign business, market, financial, political, and legal conditions; the uncertainty of projected financial information; delays caused by factors outside of our control; changes in our ability to successfully receive purchase orders and generate revenue under our existing contracts with partners and distributors; our ability to realize the benefits of the strategic partnerships; the identified material weakness in our internal controls over financial reporting (including the timeline to remediate the material weakness); the rollout of the business and the timing of expected business milestones; the effects of competition on our future business; our ability to obtain and access financing in the future; our ability to pay our debt obligations as they come due; and those factors discussed in the Company’s reports and other documents filed with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that QT Imaging presently does not know or that QT Imaging currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect QT Imaging's expectations, plans or forecasts of future events and views as of the date of this release. QT Imaging anticipates that subsequent events and developments will cause QT Imaging's assessments to change. However, while QT Imaging may elect to update these forward-looking statements at some point in the future, QT

Imaging specifically disclaims any obligation to do so. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Additional Information and Where to Find It

In connection with the Annual Meeting of stockholders, the Company has filed with the Securities and Exchange Commission (the “SEC”) and furnished to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE ADDRESSED AT THE ANNUAL MEETING. Investors and stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at https://www.qtimaging.com.
Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the matters to be addressed at the Company’s Annual Meeting. Information about directors and executive officers of the Company is set forth in the definitive proxy statement for the Company’s Annual Meeting, as filed with the SEC on Schedule 14A on July 17, 2025.
Non-GAAP Financial Measures

The financial information and data contained in this press release is unaudited. Some of the financial information and data contained in this press release, such as EBITDA and Adjusted EBITDA, have not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP in our press release, we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. Non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of QT Imaging's liquidity. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, which are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare QT Imaging’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP financial measures.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time.

EBITDA is defined as loss before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for stock-based compensation, net change in fair value of the derivative, earnout and warrant liabilities, transaction expenses, warrant modification expense, loss on debt extinguishment, and debt issuance expense. Similar excluded expenses may be incurred in future periods when calculating these measures. QT Imaging believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. QT Imaging believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends and in comparing QT Imaging’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s condensed consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income items are excluded or included in determining these non-GAAP financial measures.

Management uses EBITDA and Adjusted EBITDA as a non-GAAP performance measure which is defined in the accompanying tables and is reconciled to net loss, the most directly comparable GAAP measure, in the tables above. The Company does not reconcile forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure (or otherwise describe such forward-looking GAAP measure) because it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. As a result, no guidance for the Company’s net income (loss) or reconciliation of the Company’s Adjusted EBITDA guidance is provided. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future net income (loss).

We present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures in the tables above.
About QT Imaging

QT Imaging Holdings, Inc. is a public (OTCQB: QTIH) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the Company’s website at www.qtimaging.com.

Breast Acoustic CTTM is a trademark of an affiliate of QT Imaging Holdings, Inc.
Contacts
For media inquiries, please contact:

Stas Budagov
Chief Financial Officer
Stas.Budagov@qtimaging.com